1994
                            Notice of Annual Meeting
                               and Proxy Statement














                       (Picture of Quaker logo goes here)
















                         Annual Meeting of Shareholders
                     9:30 a.m., Wednesday, November 9, 1994
                         Bob Carr Performing Arts Centre
                               Orlando Centroplex
                           401 West Livingston Street
                             Orlando, Florida  32801
THE QUAKER OATS COMPANY
321 NORTH CLARK STREET
Chicago, IIlinois  60610



                                   October 3, 1994







Dear Shareholder:

You are cordially invited to attend the 1994 Annual Meeting of Shareholders of The Quaker Oats Company on Wednesday, November 9, 1994, at 9:30 a.m.
(EST) at the Bob Carr Performing Arts Centre, Orlando Centroplex, 401 West Livingston Street, Orlando, Florida.

The items of business to be acted on during the meeting include the election of four directors to serve three-year terms expiring November 1997; the ratification of the appointment of Arthur Andersen LLP as independent public accountants for fiscal 1995; amendments of the 1990 Long Term Incentive Plan; an amendment to increase the number of authorized shares; a shareholder proposal; and such other business as may properly come before the meeting or any adjournment thereof. The accompanying Proxy Statement contains complete details on the proposals and other matters.

I hope that you can attend this year's meeting. If you plan to attend, you may obtain an admittance card by completing the enclosed reservation form and returning it with your proxy. If your shares are held by a bank or broker, you may obtain an admittance card by returning the reservation form they forwarded to you. If, however, you do not receive a reservation form directly from the Company, or the bank or broker holding your shares, you may still obtain an admittance card by sending a written request, accompanied by proof of ownership (such as your brokerage statement), to Shareholder Services, The Quaker Oats Company, P.O. Box 049001,
Suite 25-9, Chicago, Illinois 60604-9001. For your convenience, we highly recommend that you bring your admittance card to the meeting so you can avoid the lines in the registration area and proceed directly to the auditorium. However, if you do not have an admittance card by the time of the meeting, please bring proof of ownership to the registration area located in the lobby of the Bob Carr Performing Arts Centre, where our personnel will assist you.

Your participation in the affairs of the Company is important, regardless of the number of shares you hold. To ensure your representation at the meeting, whether or not you are able to be present, please complete and return the enclosed proxy card as soon as possible. If you do attend the meeting, you may then revoke your proxy and vote in person if you so desire.

I look forward to seeing you on November 9. Coffee will be served after the meeting, when the members of the Board of Directors hope to visit with you.

Cordially,





William D. Smithburg
Chairman and Chief Executive Officer


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                   October 3, 1994



To the Shareholders of The Quaker Oats Company:

Notice is hereby given that the Annual Meeting of Shareholders of The Quaker Oats Company will be held on Wednesday, November 9, 1994 at the Bob Carr Performing Arts Centre, Orlando Centroplex, 401 West Livingston Street, Orlando, Florida at 9:30 a.m. (EST), for the following purposes:

     To elect four directors in Class lI to serve for three-year terms
     expiring in November 1997 or until their     successors are elected
     and qualified;

     To ratify the Board of Directors' appointment of Arthur Andersen LLP as independent public accountants for the Company for fiscal 1995;

     To amend The Quaker Long Term Incentive Plan of 1990 to increase by 4.0
     million the number of shares which      may be granted under the Plan;

     To amend The Quaker Long Term Incentive Plan of 1990 to permit stock option exercises for up to five years following retirement or death;

     To amend the Company's Restated Certificate of Incorporation to increase by 200,000,000 the number of authorized shares of common stock;

     To consider a shareholder proposal concerning annual election of directors; and

     To transact such other business as may properly come before the meeting or any adjournment thereof.

By resolution of the Board of Directors, only shareholders of record as of the close of business on September 21, 1994 are entitled to notice of, and to vote at, the Annual Meeting. The Annual Report of the Company, including financial statements for the year ended June 30, 1994, has been mailed to all shareholders.


By order of the Board of Directors,




Luther C. McKinney
Corporate Secretary

TABLE OF CONTENTS

                                                                 Page
Notice of Annual Meeting of Shareholders                          3
Proxy Statement                                                   4
Election of Directors                                             5
The Board of Directors                                            10
Attendance                                                        10
Compensation and Benefits                                         10
Compliance with Section 16(a)                                     10
Committees                                                        11
Ownership of the Company's Securities                             12
Executive Compensation                                            13
Summary Compensation Table                                        13
Option Grants Table                                               15
Option Exercises Table                                            16
Pension Plans                                                     16
Termination Benefits                                              17
Compensation Committee Report                                     19
Performance Graph                                                 22
Director's Proposals                                              23
Ratification of Appointment of Independent Public Accountants     23
Amendment of 1990 Long Term Incentive Plan - Shares               23
Amendment of 1990 Long Term Incentive Plan - Stock Options        24
Amendment of Certificate of Incorporation - Authorized Shares     25
Shareholder Proposal                                              26
Annual Election of Directors                                      26
For 1995 Annual Meeting                                           27
Other Business                                                    27
Location of Annual Meeting                                        28
Additional Information                                            29



PROXY STATEMENT


This proxy statement is being mailed to shareholders on or about October 3, 1994 and is furnished in connection with the solicitation of proxies by the Board of Directors of The Quaker Oats Company (the " Board" and the "Company") for use at the Annual Meeting of Shareholders to be held on November 9, 1994, including any adjournment thereof.

The Annual Meeting is called for the purposes stated in the accompanying notice of the meeting. All shareholders of the Company's $5.00 par value common stock and Quaker
Series B ESOP Convertible Preferred Stock as of the close of business on September 21, 1994 are entitled to vote at the meeting. As of that date, there were ____________ outstanding shares of common stock and ___________ outstanding shares of Quaker Series B ESOP Convertible Preferred Stock. Treasury shares are not included in the totals. On each matter coming before the meeting, a common stock shareholder is entitled to one vote for each share of stock held as of the record date and a preferred stock shareholder is entitled to 1.1 votes for each share held as of the record date.

A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. A proxy marked "abstain" on a matter will be considered to be represented at the meeting, but not voted for purposes of the election of directors and other matters put to a shareholder vote at the meeting, and therefore will have no effect on the vote. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some, but not all matters, will be considered to be voted only as to those matters actually voted, and will not be considered for any purpose as to the matters with respect to which a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting by the Proxy Committee in accordance with the instructions of the shareholder. If no specific instructions are designated, the shares will be voted as recommended by the Board.
A proxy may be revoked at any time before it is voted at the meeting. Any shareholder who attends the meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, revocation of a proxy must be communicated in writing to the Corporate Secretary of the Company at its principal office, P.O. Box 049001, Chicago, Illinois 60604-9001.

If a shareholder is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, Investment Plan,
Stock Bonus Savings Plan, or Employee Stock Ownership
Plan, the proxy card will represent the number of shares registered in the participant's name and the number of whole and fractional shares credited or allocated to the participant's account under the plans. For those shares held in the plans, the proxy card will serve as a direction to the trustee or voting agent under the various plans as to how the shares in the accounts are to be voted. Fractional shares will not be voted in the Dividend Reinvestment and Stock Purchase Plan.

Under the Company's Bylaws, for all matters submitted to the shareholders for a vote, all proxies, ballots and voting tabulations that identify how shareholders voted will be kept confidential and not be disclosed to any of the Company's directors, officers or employees except when disclosure is mandated by law, is expressly requested by a shareholder, or during a contested election for the Board.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to the beneficial owners of shares of stock. Solicitations will be made primarily by mail, but certain directors, officers or regular employees of the Company may solicit proxies in person or by telephone or telegram without special compensation. In addition, the Company has retained Kissel-Blake Inc. to assist in soliciting proxies from brokers, dealers, voting trustees, banks, and other nominees and institutional holders for an estimated fee not to exceed $20,000, plus reimbursement of reasonable out-of-pocket expenses.

ELECTON OF DIRECTORS


The Restated Certificate of Incorporation of the Company provides that the members of the Board shall be divided into three classes with staggered three-year terms. The
Certificate requires that successors to directors whose terms expire at each Annual Meeting of Shareholders shall be elected at that meeting. The terms of the directors in Class lI expire with this Annual Meeting.

The Board has nominated four persons for election as directors in Class II to serve for three-year terms expiring in November 1997 or until their successors are elected and qualified. All nominees are currently serving as directors and have consented to serve for the new term.

Biographical information (including ages as of October 3, 1994) follows for each person nominated and each director whose term in office will continue after the meeting.

It is the intention of those persons named in the accompanying proxy to vote in favor of the four nominees listed below. Should any one or more of these nominees become unavailable for election, the proxy will be voted for such other persons, if any, as the Board may recommend.

The election of directors requires a plurality of the votes cast at the meeting. If all nominees are elected, the Board will be comprised of twelve members, nine nonemployee directors and three directors who are officers of the Company.

NOMINEES FOR DIRECTOR
TERMS EXPIRING IN 1997

[Photos of each director are to the left of each biography]

JUDY C. LEWENT

Director
since January 1994

Age 45

Senior Vice President and Chief Financial Officer, Merck
& Co., Inc. (pharmaceuticals) since 1992; formerly Vice
President - Finance and Chief Financial Officer (1990-
1992); and Vice President and Treasurer (1987-1990).
Also a director of Astra Merck, Inc.; The DuPont Merck
Pharmaceutical Company; Johnson & Johnson Merck
Consumer Pharmaceuticals Company; Merck & Co., Inc.;
and Rockefeller Financial Services, Inc.

Member of the Company's Audit, Finance, Nominating and Public Responsibility Committees.

PHILIP A. MARINEAU

Director
since 1990

Age 47

President and Chief Operating Officer since January
1993; formerly Executive Vice President and Chief
Operating Officer (July 1992-January 1993); Executive
Vice President - Grocery Products, North and South
America (1991-1992); Executive Vice President  - U.S.
Grocery Products (1989-1991); and Executive Vice
President - International Grocery Products (1988-1989).
Also a director of Arthur J. Gallagher & Co.

Member of the Company's Executive Committee.


LUTHER C. McKINNEY

Director
since 1978

Age 63

Senior Vice President, Law and Corporate Affairs, and
Corporate Secretary of the Company.

Member of the Company's Executive Committee.

GERTRUDE G. MICHELSON

Director
since 1971

Age 69

Senior Advisor to R. H. Macy & Co., Inc. (retailing) since
September 1992; formerly Senior Vice President -
External Affairs, R. H. Macy & Co., Inc. (1981 - 1992).
Also a director of The Chubb Corporation; General
Electric Company; The Goodyear Tire & Rubber
Company; R.H. Macy & Co., Inc.; and The Stanley Works.
On January 27, 1992, R.H. Macy & Co., Inc. voluntarily petitioned to reorganize its debts under bankruptcy laws.

Chairman of the Company's Public Responsibility
Committee and Member of the Compensation, Finance and Nominating Committees.


DIRECTORS CONTINUING IN OFFICE
Terms Expiring in 1996

KENNETH I. CHENAULT

Director
since 1992

Age 43



President, USA, American Express Travel Related
Services Company, Inc. (financial and travel services);
formerly President, Consumer Card Group USA (1989-
1993); and Executive Vice President and General
Manager Personal Card Division, Amex (1988-1989).
Also a director of Brooklyn Union Gas Co.

Member of the Company's Audit, Finance, Nominating and Public Responsibility Committees.

THOMAS C. MacAVOY

Director
since 1975

Age 66

Paul M. Hammaker Professor of Business
Administration, Colgate Darden Graduate School of
Business Administration, University of Virginia. Also a director of The Chubb Corporation and The Lubrizol
Corporation.

Member of the Company's Audit, Nominating and
Public Responsibility Committees.


WALTER J. SALMON

Director
since 1971

Age 63


Stanley Roth Sr., Professor of Retailing, Harvard
Business School.  Also a director of Circuit City Stores,
Inc.; Hannaford Bros. Co.; Luby's Cafeterias, Inc.;
Neiman-Marcus Group, Inc.; Promus Companies, Inc;
and Telxon Corporation.

Member of the Company's Finance and Nominating
Committees.

DIRECTORS CONTINUING IN OFFICE

Terms Expiring in 1995

FRANK C. CARLUCCI

Director
1983 - 1987
and then
since 1989

Age 63


Chairman, The Carlyle Group (merchant banking).
Formerly U.S. Secretary of Defense (November 1987 -
 January 1989).  Also Chairman of BDM International,
Inc. and a director of Ashland Oil, Inc.; Bell Atlantic
Corporation; C.B. Commercial Real Estate Group; East
New York Savings Bank; Ecotech, Inc.; General
Dynamics Corp.; Kaman Corporation; Neurogen Corp.;
Northern Telecom Limited; Upjohn Co.; Vought Aircraft
Co.; and  Westinghouse Electric Corporation.

Chairman of the Company's Audit Committee and
Member of the Nominating and Public Responsibility
Committees.

SILAS S. CATHCART

Director
1964 - 1987
and then
since 1989

Age 68

Retired Chairman of Kidder, Peabody Group Inc., the
holding company for Kidder, Peabody & Co.
Incorporated (investment banking).   Also a director of
Baxter International Inc.; General Electric Company;
Illinois Tool Works Incorporated; and Montgomery
Ward and Co.; and a trustee of the Bradley Trust, Milwaukee and the Buffalo Bill Memorial Association.

Chairman of the Company's Compensation Committee and Member of the Nominating Committee.


VERNON R. LOUCKS, JR.

Director
since 1981

Age 59


Chairman and Chief Executive Officer, Baxter
International Inc. (medical care products and services).
Also a director of Anheuser-Busch Companies, Inc.;
Dun & Bradstreet Corporation; and Emerson Electric Co.
Chairman of the Company's Nominating Committee and Member of the Compensation and Executive Committees.

DIRECTORS CONTINUING IN OFFICE
Terms Expiring in 1995

WILLIAM D. SMITHBURG

Director
since 1978

Age 56

Chairman and Chief Executive Officer of the Company since October 1983; and also served as President
(November 1990 - January 1993).  Also a director of
Abbott Laboratories; Corning Incorporated; Northern
Trust Corporation; and Prime Capital Corp.

Member of the Company's Executive Committee and ex-officio member of the Nominating Committee.


WILLIAM L. WEISS

Director
since 1985

Age 65

Chairman Emeritus, Ameritech Corporation
(telecommunications) since May 1994; formerly
Chairman and Chief Executive Officer (1984 - 1994).
Also a director of Abbott Laboratories; Merrill Lynch Co;
and Tenneco Inc.

Chairman of the Company's Finance Committee and
Member of the Compensation, Executive and Nominating Committees.


THE BOARD OF DIRECTORS


Attendance

During the fiscal year ended June 30, 1994, the Board held six regular meetings. The average attendance of directors at the meetings was 92%. In addition to membership on the Board, each nonemployee director serves on one or more standing committees of the Board. Attendance at all meetings of the Board and committees averaged 89% among the directors in fiscal 1994. Vernon R. Loucks, Jr. attended 67% and William L. Weiss attended 50% of the total number of meetings of the Board and of committees of which each was a member.

Compensation and Benefits

Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or any committee. Directors who are not employees of the Company receive an annual retainer of $45,000.
They are also paid a fee of $1,000 per day for each Board meeting attended, $1,000 for each committee meeting attended and $1,000 for each action taken by unanimous written consent, plus travel and lodging expenses where appropriate. A committee chairman receives an annual retainer of $5,000.

Under the Deferred Compensation Plan for Directors of The
Quaker Oats Company each nonemployee director may elect to defer receipt of all or a portion of his or her compensation until the individual ceases to be a director.
The deferred amounts may be carried at the option of the director as Cash Units, and credited with interest; Common
Stock Units, which are deferred amounts converted into whole units on a quarterly basis by dividing the deferred amount by the fair market value of the Company's common stock, and credited with amounts equivalent to dividends as paid on the Company's common stock, which are converted into additional Common Stock Units; or a combination of Cash Units and Common Stock Units. The accumulated deferred amounts will be distributed in cash as of the next
January 1 after the Director leaves the Board, or in equal annual installments (not exceeding 15) commencing as of the next January 1 after the Director leaves the Board pursuant to the director's election, with Common Stock Units valued at the fair market value of the Company's common stock immediately prior to the payment date. If the director has not attained age 55 at the time of leaving the Board, payments in accordance with the foregoing will be made or commence on the January 1 next following the director's attainment of age 55.

Under The Quaker Oats Company Stock Retirement Plan
for Outside Directors separate accounts are opened by the Company for each nonemployee director. On July 1 of each year, each account is credited with Common Stock Units representing 400 shares of the Company's common stock.
In addition, the account is credited with Common Stock
Units with a value equivalent to cash dividends payable on
the shares represented by Units in the account.   All accrued
common stock represented by Units in a director's account will be distributed in kind as of the next January 1 after the director leaves the Board, or in equal annual installments
(not exceeding 15) commencing as of the next January 1 after the director leaves the Board, pursuant to the director's election.

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange (the "NYSE"). The Company inadvertently caused one report for Frank C. Carlucci and two reports for William L. Weiss to be filed late with respect to deferred compensation credited to them under the Deferred Compensation Plan. To the best of the Company's knowledge, all such reports relating to stock ownership and all other reports required to be filed under Section 16(a) by the Company's directors and executive officers were timely filed.


Committees

The Board has appointed six standing committees from among its members to assist it in carrying out its obligations.
Committee membership and responsibilities are reviewed by the Board in November of each year, and committee appointments are made by the Board in November of every fourth year. The principal responsibilities of each committee are described in the following paragraphs.

The Audit Committee, comprised entirely of nonemployee directors, is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. Specifically, the Committee recommends to the Board the firm to be appointed as the Company's independent public accountants, subject to ratification by the shareholders; reviews and approves the scope of the annual examination of the books and records of the Company and its subsidiaries and reviews the audit findings and recommendations of the independent public accountants; considers the organization, scope and adequacy of the Company's internal auditing function;
monitors the extent to which the Company has implemented changes recommended by the independent public accountants, the internal audit staff, or the Committee; and provides oversight with respect to accounting principles to be employed in the Company's financial reporting. The Committee met three times during fiscal 1994.

The Compensation Committee, comprised entirely of nonemployee directors, oversees the Company's compensation and benefit policies and programs, including administration of the Management Incentive Bonus Plan,
Long Term Incentive Plan of 1990, and 1984 Long-Term
Incentive Plan. It also recommends to the Board annual salaries, bonuses and stock option awards for elected officers and certain other key executives. The Committee met four times during fiscal 1994.

The Executive Committee, comprised of three directors who are also officers of the Company and two nonemployee directors, exercises all the powers and authority of the Board in the management of the business and affairs of the Company during the intervals between meetings of the Board, subject to the restrictions set forth in the Bylaws.
The Committee acted by unanimous written consent three times during fiscal 1994.


The Finance Committee, comprised entirely of nonemployee directors, is charged with reviewing the Company's annual financing plan, including its projected financial condition and requirements for funds; approving certain long-term debt borrowing arrangements; advising the Board on all financial recommendations requiring Board approval; and monitoring the investment performance of the Company's pension funds and participant directed investment accounts. The Committee met two times during fiscal 1994.

The Nominating Committee, comprised of all the nonemployee directors and Mr. Smithburg as an ex-officio member, develops and recommends to the Board guidelines with respect to the size and composition of the Board and criteria for the selection of candidates for director. It also recommends the slate of director nominees to be included in the proxy statement, and recommends candidates to fill any vacancies that may occur and candidates for directorships created by an increase in the total number of directors.

The Committee will entertain nominees for directorships recommended by shareholders. A shareholder recommendation should be sent to the Committee in care of the Corporate Secretary of the Company, accompanied by a statement of the nominee indicating willingness to serve if elected. The nomination should also state the shareholder's reasons for the recommendation and should disclose the principal occupations the nominee has held over the past five years and a list of all publicly held companies for which the individual serves as a director. The Committee met two times during fiscal 1994.

The Public Responsibility Committee, comprised entirely of nonemployee directors, provides guidance on the Company's policies and programs in major areas of social responsibility and corporate citizenship, including product quality and safety and other consumer issues, environmental protection, equal employment opportunity and employee health and safety. It also reviews and approves policy guidelines and budgets for the Company's corporate contributions program. The Committee met two times during fiscal 1994.

OWNERSHIP OF THE COMPANY'S SECURITIES


As of September 1, 1994, The Quaker Employee Stock Ownership Plan, through The Quaker Employee Stock Ownership Trust, The 1988 Quaker Employee Stock Ownership Trust and The 1989 Quaker Employee Stock Ownership Trust beneficially owned 5,531,229 shares of common stock of the Company, representing 8.1% of the outstanding common stock of the Company. This amount includes 1,326,195 shares of the Company's common stock based on the conversion of 1,227,958 shares of the Company's Series B ESOP Convertible Preferred Stock (at the conversion rate of 1.08) held in The 1989 Quaker Employee Stock Ownership Trust and representing 100 % of the outstanding stock of that class.

As of September 1, 1994, each director, each nominee, and all directors and executive officers of the Company as a group beneficially owned the number of shares of the Company's common stock set forth in the following table. Shares subject to acquisition within 60 days through the exercise of stock options are shown separately.




                        Amount and nature          Shares subject
Name of individual        of beneficial            to acquisition
or  persons in group                                 ownership (a)     within 60
days (a)

Frank C. Carlucci           3,043  (b)(c)                  0
Silas S. Cathcart          11,862  (c)(d)                  0
Kenneth I. Chenault         1,236  (c)                     0
James F. Doyle             10,229  (e)(f)             74,226
Judy C. Lewent                400  (c)                     0
Vernon R. Loucks, Jr.       5,200  (c)                     0
Thomas C. MacAvoy           5,200  (c)                     0
Philip A. Marineau         54,756  (e)(f)(g)(h)      217,669
Luther C. McKinney         35,125  (e)(f)(g)         137,912
Gertrude G. Michelson       5,400  (c)                     0
Walter J. Salmon            8,491  (c)                     0
William D. Smithburg      125,585  (e)(f)(g)         353,921
Robert S. Thomason         15,444  (e)(f)(g)(i)       81,402
William L. Weiss            4,657  (c)(j)                  0


All directors and
executive officers
as a group                440,516  (e)(f)(g)       1,440,147


(a) Unless otherwise indicated, each named individual and each person in the group has sole voting power and sole investment power with respect to the shares shown. These shares represent less than 1% for every person, and approximately 3% for all directors and executive officers as a group, of the total shares outstanding, including shares subject to acquisition within 60 days after September 1, 1994.
(b) Of these shares, 150 are held in a custodial account for Mr. Carlucci's daughter, through which he shares voting and investment power with his wife.
(c) The figures shown for these directors include an aggregate of 29,980 common stock units credited to them under The Quaker Oats Company Stock Retirement Plan for
 Outside Directors.
(d) Of these shares, 6,780 are held in a trust of which Mr. Cathcart is a co-trustee and has a contingent beneficial interest and shares voting and investment power.
(e) The figures shown for these executive officers include an aggregate of 45,772 shares (which includes 7,091 shares on the basis of the conversion of 6,566 shares of Series B ESOP Convertible Preferred at the conversion rate of 1.08) allocated to them in The Quaker Employee Stock Ownership Plan.
(f) The figures shown for these executive officers include an aggregate of 79,337 shares granted to them under The
Quaker Long Term Incentive Plan of 1990 for which the restricted period has not lapsed.
(g) The figures shown for these executive officers include an aggregate of 26,341 shares representing their proportionate interests in the Quaker Stock Fund of The Quaker
Investment Plan.
(h) Of these shares, 100 are owned jointly by Mr. Marineau and his mother, and 1,156 are held in trust of which his children have beneficial interest.
(i) Of these shares, 800 are held in trust of which Mr. Thomason's children have beneficial interest and through which he has voting and investment power.
(j) Of these shares, 400 are held in a trust of which Mr. Weiss' wife is income beneficiary.
EXECUTIVE COMPENSATION

The following table details annual and long term compensation paid during the Company's three most recent fiscal years to the Company's Chairman and Chief Executive Officer and four most highly compensated executive officers for fiscal 1994 ("Named Executives").

SUMMARY COMPENSATION TABLE

                               Annual Compensation                    Long Term Compensation
                                                         Other         Restricted             All
                                                         Annual        Stock                  Other
                           Fiscal    Salary    Bonus     Compensation  Awards      Options    Compensation
Name                       Year      ($)       ($)(1)    ($)(2)        ($)(3)      (#)(4)     ($)(5)
William D. Smithburg       1994      $825,006  $570,000  $2,607        $83,316     170,000    $165,520
Chairman and Chief         1993      $795,000  $748,800  $2,208        $81,940     100,000    $175,074
Executive Officer          1992      $762,667  $476,000  $--           $79,999     100,000    -

Philip A. Marineau         1994      $595,834  $415,000  $3,261        $56,673     60,000     $116,530
President and Chief        1993      $533,500  $500,700  -0-           $1,974,811  60,000     $110,481
Operating Officer          1992      $386,833  $271,000  -             $38,672     48,000     -

James F. Doyle             1994      $299,208  $254,800  -0-           $25,247     24,000     $55,753
Senior Vice President -    1993      $270,790  $221,100  -0-           $19,416     30,000     $54,938
President - Gatorade       1992      $215,506  $110,000  -             $10,932     16,000     -
Worldwide Division

Luther C. McKinney         1994      $354,678  $199,300  -0-           -           22,000     $64,984
Senior Vice President -    1993      $340,500  $255,700  -0-           $21,766     30,000     $67,730
Law and Corporate Affairs, 1992      $324,017  $158,000  -             $23,886     30,000     -
and Corporate Secretary

Robert S. Thomason         1994      $349,168  $163,200  $109,592      $31,958     24,000     $67,210
Senior Vice President -    1993      $325,017  $249,400  $131,579      $9,667      21,000     $48,941
International      Grocery 1992      $296,698  $61,000   $-0-          $-0-        13,000     -
Products

(1) Amounts for fiscal 1993 include the cash awards that have been paid under the Management Incentive Bonus Plan ("MIB") based on the Company's financial performance and the Named Executive's personal performance for fiscal 1993; and the portions of the MIB awards for fiscal 1992 which were withheld from the fiscal 1992 MIB award pool and put at risk, subject to achievement of certain Company financial objectives during the first half of fiscal 1993. The financial objectives were achieved in fiscal 1993, and the withheld 1992 MIB awards were paid in fiscal 1993 along with the 1993 MIB awards as follows: Mr. Smithburg, $123,800 and $625,000; Mr. Marineau, $75,700 and $425,000;
   Mr. Doyle, $31,900 and $189,200; Mr. McKinney, $41,100 and $214,600; and
   Mr. Thomason, $9,700 and $239,700.

(2) Of the amount shown for Mr. Thomason, $87,346 represents additional payments relating to his overseas assignment.

(3)                                                           Restricted stock
   award values reflect the fair market value of the Company's common stock on the date of each grant. The values include individual restricted stock awards and Company matching awards of restricted stock under a broad-based long term incentive program, the Incentive Investment Program.

   In December 1993, vesting was accelerated by one month from January 1994 for the pro-rata portion of restricted stock awards granted in fiscal 1991 for Messrs. Smithburg and Marineau: respectively, 40,000 shares of the Company's common stock and 20,400 shares of Mattel Inc. common stock;
   and 6,668 shares of the Company's common stock and 3,401 shares of Mattel Inc. common stock. A discussion of the acceleration is contained in the "Compensation Committee Report".

   Dividends on restricted shares were and continue to be paid on an on-going basis at the same rate as paid to all shareholders. The aggregate number and value of restricted shares for each of the Named Executives, valued as of the last day of fiscal 1994 (6/30/94) are as follows:

                    Number of
      Name          Shares    Description            Value
    Mr. Smithburg   3,777     Quaker common stock    $266,770

    Mr. Marineau   32,191     Quaker common stock    $2,273,650

    Mr. Doyle         851     Quaker common stock    $60,106

    Mr. McKinney      710     Quaker common stock    $50,147

    Mr. Thomason      629     Quaker common stock    $44,426


    Upon a change in control (see "Pension Plans"), restricted shares outstanding on the date of the change in control will be cancelled and an immediate lump sum cash payment will be paid which is equal to the product of (1) the higher of (i) the closing price of common stock as reported on the NYSE Composite Index on or nearest to the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the common stock is highest) or (ii) the highest per share price for common stock actually paid in connection with the change in control and (2) the number of shares of such restricted stock.

(4)All stock option awards in fiscal 1994 were granted with an exercise price that is equal to the fair market value of the Company's common stock on the date of the grant. Fifty percent of the stock option awards in fiscal 1992 and fiscal 1993 were granted with an exercise price that is equal to the fair market value of the Company's common stock on the date of the grant. The remaining 50% were granted with an exercise price that is 125% of the fair market value of the Company's common stock on the date of grant.

(5) Amounts shown are the total of the value of the stock allocations to the Named Executives under The Quaker Employee Stock Ownership Plan ("ESOP"), and cash awards to the Named Executives based on earnings in excess of the Internal Revenue Code limits on the amount of earnings deemed eligible for purposes of the annual stock allocations made directly under the ESOP.
The following table contains information covering the grant of stock options to the Named Executives during fiscal 1994 under the Company's
Long Term Incentive Plan. The exercise price for options granted is equal to the fair market value of the Company's common stock on the date of the grant.



                        OPTION GRANTS IN LAST FISCAL YEAR


                                                         Potential Realizable Value
                                                          at Assumed Annual Rates
                                                        of Stock Price Appreciation
                             Individual Grants (1)        for Option Term (2)

                                % of Total
                                 Options
                                Granted to
                            Options           Employees
                            Granted           in FiscalExerciseExpiration
Name                        (#)    Year       Price ($/Sh)        Date     5%        10%
William D. Smithburg     90,000   6.2%     $68.88    09/08/03$3,898,644   $9,879,928
                         80,000   5.5%     $69.06    01/12/04$3,474,517   $8,805,108

Philip A. Marineau       60,000   4.1%     $68.88    09/08/03$2,599,096   $6,586,619

James F. Doyle           24,000   1.7%     $68.88    09/08/03$1,039,638   $2,634,648

Luther C. McKinney       22,000   1.5%     $68.88    09/08/03 $953,002    $2,415,094

Robert S. Thomason       24,000   1.7%     $68.88    09/08/03$1,039,638   $2,634,648



(1)  Options were granted to Mr. Smithburg on September 8, 1993 and January
     12, 1994. All other options were granted on September 8, 1993. One-third of the options granted will vest on each of the three anniversaries following the date of grant. The options would be cancelled and a lump sum cash payment would be paid for realizable value upon the occurrence of a change in control. (See "Pension Plans".)

(2) Based on fair market value on the date of grant and an annual appreciation at the rate stated (compounded annually) of such fair market value through the expiration date of such options. The dollar amounts under these columns are the result of calculations at the 5% and 10% stock price appreciation rates set by the Securities and Exchange Commission and therefore do not forecast possible future appreciation, if any, of the Company's stock price. However, the total of the "Potential Realizable Value" for the Named Executives would represent less than 0.5% of the incremental increase of approximately $3 billion and $7 billion respectively, in the "Potential Realizable Value" that shareholders would realize under both the prescribed 5% and 10% stock price appreciation rates.
The following table contains information covering the exercise of options by the Named Executives during fiscal 1994 and unexercised options held as of the end of fiscal 1994.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                 Value of Unexercised,
                                     Number of          In-the-
                                    Unexercised       Money Options
                                      Options        at Fiscal Year
                               at Fiscal Year End (#)               End ($) (2)
                 Shares
              Acquired On Value
       Name         Exercise    (#)Realized    ($)   (1)ExercisableUnexercisable
Exercisable  Unexercisable
William D. Smithburg5,705 $262,965.13291,221271,000$5,502,337$519,945

Philip A. Marineau3,401   $146,928.31178,069116,520$3,471,790$247,107

James F. Doyle  1,385     $60,007.2056,406  49,540    $871,590$113,054

Luther C. McKinney-0-     $-0-    106,012   52,300$2,184,736$109,554

Robert S. Thomason6,516   $367,542.1566,552 42,490$1,811,117    $91,737

(1) Represents the difference between the option exercise price and the fair market value of the Company's common stock on the date of exercise.

(2) Represents the difference between the option exercise price and the fair market value of the Company's common stock on the last day of fiscal 1994 (6/30/94).

Pension Plans

The Company and its subsidiaries maintain several pension plans. The Quaker Retirement Plan (the "Retirement Plan"), which is the principal plan, is a noncontributory, defined benefit plan covering eligible salaried and hourly employees of the Company who have completed one year of service as defined by the Retirement Plan.

Under the Retirement Plan, the participant accrues a benefit based upon the greater of a Years-of-Service Formula and an Earnings/Service Formula. Under the Years-of-Service Formula, participants accrue annual benefits equivalent to credited years of service times $216. Under the Earnings/Service Formula, a participant's benefit is the sum of two parts:

1.  Past Service Accrual -- Benefits accrued through
December 31, 1994 are set at the greater of (a) those earned or (b) 1% of Five-Year Average earnings to $22,700 plus 1.65% of earnings above $22,700, times credited years of service; and

2.  Future Service Accrual -- For each year beginning
January 1, 1994 and after, participants accrue benefits of 1.75% of annual earnings to 80% of the Social Security wage base plus 2.5% of annual earnings above 80% of the Social Security wage base.

Eligible earnings used to calculate retirement benefits include wages, salaries, bonuses, contributions to The

Quaker Investment Plan and allocations under The Quaker
Employee Stock Ownership Plan. Normal retirement age under the Retirement Plan is age 65. The Retirement Plan contains provision for early retirement benefits.

Benefit amounts payable under the Retirement Plan are limited to the extent required by the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, and the Internal Revenue Code of 1986, as amended. If the benefit formula produces an amount in excess of those limitations, the excess will be paid out of general corporate funds in accordance with the terms of The Quaker 415
Excess Benefit Plan, and The Quaker Eligible Earnings Adjustment Plan. The Quaker Eligible Earnings Adjustment Plan also provides for payment out of general corporate funds, based upon benefit amounts which would otherwise have been payable under the Retirement Plan and The
Quaker 415 Excess Benefit Plan, if the executive had not previously elected to defer compensation under the Executive Deferred Compensation Plan.

The Quaker Supplemental Executive Retirement Program
(the "SERP"), may also provide retirement benefits for officers of the Company designated as participants by the Compensation Committee. Benefit amounts payable under the SERP are intended to provide a minimum base retirement benefit and are therefore offset by amounts payable under the Retirement Plan, The Quaker 415 Excess Benefit Plan and The Quaker Eligible Earnings Adjustment Plan. The SERP benefit is based upon a participant's average annual earnings for the five consecutive calendar years during which earnings were highest within the last ten years of service multiplied by a percentage based upon the participant's age at his termination date. For the Chief Executive Officer this percentage ranges from 40% (for a termination from ages 50 to 55) to 60% (for a termination at age 65 or later), and for other participants from 35% to 50% (based upon such ages at termination).

The estimated annual retirement benefits that the Named Executives would receive under the Retirement Plan, The
Quaker 415 Excess Benefit Plan, The Quaker Eligible
Earnings Adjustment Plan, and the SERP, if each retired at age 65, are as follows: William D. Smithburg, $842,265; Philip A. Marineau, $371,541; James F. Doyle, $211,754;
Luther C. McKinney, $272,450; and Robert S. Thomason, $192,066. The amounts assume that the Named Execu-tives will continue to work for the Company until their normal retirement dates and that their earnings will remain the same as in calendar year 1993 and that each will elect a straight-lifetime benefit without survivor benefits. (Payment options such as a 50% joint and survivor annuity or other annuities are available.)

The Retirement Plan assures active and retired employees that, to the extent of sufficient plan assets, it will continue in effect for a reasonable period following a change in control of the Company without a reduction of anticipated benefits, and under certain circumstances may provide increased benefits.

Generally, under the Retirement Plan a change in control shall be deemed to have occurred in any of the following circumstances:

(i) An acquisition of 30% or more of Quaker stock unless such acquisition is pursuant to an agreement with the Company approved by the Board before the acquisition becomes the beneficial owner of 5% of the Company's outstanding voting power;

(ii) A majority of the Board of Directors is comprised of persons who were not nominated by the Board of Directors for election as directors;

(iii)  A plan of complete liquidation of the Company; or

(iv) A merger, consolidation or sale of all or substantially all of the Company's assets unless thereafter (a) directors of Quaker immediately prior thereto continue to constitute at least 50% of the directors of the surviving entity or purchaser; or (b) Quaker's securities continue to represent, or are converted to securities which represent, more than 70% of the combined voting power of the surviving entity or purchaser.

For a five-year period following a change in control of the Company, the accrual of benefits for service during such period cannot be decreased while there are excess assets
(as defined in the Retirement Plan). For a two-year period following such a change in control, the accrued benefits of members who meet specified age and service requirements and who are terminated will be increased. For so long as there are excess assets during that five-year period, if the Retirement Plan is merged with any other plan, the accrued benefit of each member and the amount payable to retired or deceased members shall be increased until there are no excess assets. If during that five-year period the Retirement Plan is terminated, to the extent that assets remain after satisfaction of liabilities, the accrued benefits shall be increased such that no assets of the Retirement Plan will directly or indirectly revert to the Company.

Termination Benefits

The Company has entered into Executive Separation
Agreements (the "Separation Agreements") with the Named
Executives and other executive officers. The Separation
Agreements provide for separation pay should a change in control of the Company occur (as described for the Retirement Plan). The Separation Agreements were unanimously approved by the nonemployee directors.

Under the Separation Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" (demotion, relocation, loss of benefits, or other changes in the executive's terms of employment short of actual termination) following a change in control, for separation pay to be available. Under the Separation Agreements for Messrs. Smithburg and
Marineau, separation pay is also available upon voluntary termination occurring during the thirteenth month following a change in control.

Under the Separation Agreements, separation pay equals two years' annualized base salary and bonuses awarded pursuant to the Management Incentive Bonus Plan and the value of life and health insurance coverage and pension credited service extended for each executive for a period of two years. The Separation Agreements provide that the amount of tax penalties under the Internal Revenue Code to be paid by any person shall be reimbursed to the executive officer by the Company. The Separation Agreements terminate two years from their date of execution and are subject to renewal by the Board.

The Board believes that the Separation Agreements assure fair treatment of the covered executives, as the benefits provided are comparable to termination benefits afforded in the past by the Company to executive officers.
Furthermore, by assuring the executive of some financial security, the Separation Agreements protect the shareholders by neutralizing any bias of these executives in considering proposals to acquire the Company. The Board believes that these advantages outweigh the disadvantage of the cost of the benefits.
The officers of the Company also participate in the Quaker Officers Severance Program (the "Program"). Under the Program, severance benefits are payable if an officer's employment is terminated for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct. Severance benefits will continue for a period based on years of service (nine months continuation for less than ten years of service; 12 months continuation for ten or more years of service). Severance benefits to be continued are the executive's base salary at the time of termination, the average bonus for the past two years under the MIB plan, and medical and life insurance coverage as in effect at the time of severance.
The program is irrevocable until its termination in 1995, and is subject to renewal by the Board.

The Board believes that the Program assures fair treatment to the covered executives by providing termination benefits in the event of involuntary termination, regardless of whether such occurrence follows a change in control. The Board believes that these advantages outweigh the disadvantages of the cost of the benefits.

The officers of the Company also participate in The Quaker Salaried Employees Compensation and Benefits Protection
Plan (the "Protection Plan"). Under the Protection Plan, severance pay and benefits are provided should a change in control occur (as described for the Retirement Plan) and an employee's employment is terminated within two years thereafter for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct. Severance payments may be paid in a lump sum or monthly installments (as determined by the
Protection Plan's Administrative Committee). Severance payments shall be based on the amount of nine months pay, plus two weeks pay for each year of service over 20 years. Pay is to be based on an employee's current salary plus
bonus, if any.   Severance benefits are to be continued for a
minimum of nine months, plus two weeks for each year of service over 20 years, and include all health and medical benefits, and life insurance coverage at the time of termination. Only the greater of the severance payment and benefits to be provided under the Program or the Protection Plan will be provided to an officer eligible under both, following a change in control.

The Board believes that the Protection Plan assures fair treatment of all salaried employees following a change in control, in coordination with the Separation Agreements and the Program. The Board believes that these advantages outweigh the disadvantages of the cost of the benefits.

Under The Quaker Long Term Incentive Plan of 1990 (the "Incentive Plan"), upon the occurrence of a change in control (as described for the Retirement Plan), options and restricted stock outstanding on the date on which the change in control occurs shall be cancelled, and an immediate lump sum cash payment shall be paid to the participant equal to the product of (1) the higher of (i) the closing price of Quaker common stock as reported on the NYSE Composite Index on or nearest the date of payment
(or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in Quaker common stock is highest), or (ii) the highest per share price for Quaker common stock actually paid in connection with the change in control (and with respect to options, reduced by the per share option price of each such option held, whether or not then fully exercisable), and (2) the number of shares covered by each such option, or shares of restricted stock.

Upon the occurrence of a change in control, performance shares, performance units and other stock based awards provided for under the Incentive Plan, and still outstanding, shall also be cancelled, and any profit and/or performance objective with respect to performance shares and performance units shall be deemed to have been attained to the full and maximum extent. An immediate lump sum cash payment relating thereto shall be paid to the participant in an amount determined in accordance with the terms and conditions set forth in the applicable agreement.

If making of payments pursuant to a change in control would subject the participant to an excise tax under Section 4999 of the Internal Revenue Code or would result in the Company's loss of a federal income tax deduction for those payments
(either of these consequences is referred to individually as a "Tax Penalty"), then the Company shall reduce the number of benefits to be cancelled to the extent necessary to avoid the imposition of such Tax Penalty. In addition, the Company shall establish procedures necessary to maintain for the participants a form of benefit which may be provided under the Incentive Plan so that such participant will be in the same financial position with respect to those benefits not cancelled as he would have been in the ordinary course, absent a change in control and assuming his continued employment, except that the foregoing with respect to the cancellation of benefits, shall not apply if such participant (i) is entitled to a tax reimbursement for such Tax Penalty under any other agreement, plan or program of the Company, or
(ii) disclaims any portion of or all payments to be made pursuant to or under any other agreement, plan or program of the Company in order to avoid such Tax Penalty.
Disagreements as to whether such payments would result in the imposition of a Tax Penalty shall be resolved by an opinion of counsel chosen by the participant and reasonably satisfactory to the Company.

The Company entered into a trust agreement, known as The
Quaker Oats Company Benefits Protection Trust (the "Trust" or "Trust Agreement"). The Trust is to be used to set aside funds necessary to satisfy the Company's obligations to present and former executives and directors under deferred compensation programs and agreements, and with respect to certain retirement and termination benefits, in the event of a change in control (as described for the Retirement Plan). Following a change in control, the Trust Agreement becomes irrevocable, and the Trust shall be funded to provide for the payment of such obligations accrued at the time of a change in control. The Trust may also be funded for the purpose of paying legal expenses incurred by executives in pursuing benefit claims under such programs and agreements following a change in control. The Trust is currently funded only to a nominal extent.

The Trust assets relating to Company contributions are always subject to the claims of the general creditors of the Company. No executive with any right or interest to any benefit or future payment under the Trust Agreement shall have any right or security interest in any specific asset of the Trust, nor shall he have any right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or rights which he may expect to receive from the Trust or otherwise.
Compensation Committee Report


The Company's executive compensation program is administered by the Compensation Committee of the Board
(the "Committee"). All members of the Committee are nonemployee directors. The Committee determines the compensation of all executive officers of the Company, including that of the Named Executives. In reviewing the compensation of individual executive officers (other than Mr. Smithburg), the Committee takes under consideration the recommendations of management and the input of leading compensation consultants. The Committee's determinations on the compensation of the Chief Executive Officer and other executive officers are reviewed with all nonemployee directors who constitute a majority of the full Board.

Overall Policy

The Company's compensation programs have long been tied closely to Company performance leading to creation of shareholder value. The Company's compensation programs are therefore aimed at enabling it to attract and retain the best possible executive talent, and rewarding those executives commensurately with their ability to drive increases in shareholder value.

At least once each year, the Committee conducts a comprehensive review of the Company's executive compensation programs. The purpose of the review is to insure that the Company's executive compensation programs remain consistent with competitive practice, and that the programs are meeting their objective of creation of shareholder value. In its review, the Committee considers data provided by management. It also considers data provided by leading compensation consultants, with whom the Committee meets privately.

The Committee reviewed the proposed Internal Revenue
Service regulations under Section 162(m) of the Internal
Revenue Code covering tax deductibility of compensation in excess of $1 million to the Named Executives.
The Company took action to modify its Long Term Incentive
Plan in November 1993 in order to conform to Section
162(m) regarding the deductibility of gains from stock options. These changes were submitted to and approved by shareholders in November 1993.

The Internal Revenue Service has issued proposed regulations intended to provide guidance as to what types of changes would put companies in compliance with the provisions of Section 162(m). However, these proposed regulations may change significantly before final regulations are adopted. The Committee believes it would be premature at this time to make changes in the Company's key compensation programs based on preliminary drafts of regulations.

When more definitive guidance is available, the Committee will determine if any changes are appropriate to the Company's compensation programs and consistent with shareholder interests. The Committee has determined that the effect of Section 162(m) on the Company's compensation tax deduction will not be material.

Compensation Programs

The Company's compensation programs consist of base salary, a short-term cash incentive program (the
"Management Incentive Bonus Plan" or "MIB Plan"), and a long-term incentive program consisting primarily of a broad-based stock option program and selective use of restricted stock. At the executive officer level, the mix of compensation is weighted more heavily toward the performance-based elements of compensation (short-term and long-term incentive programs) rather than the more fixed elements of compensation such as base salary. Of Mr. Smithburg's total 1994 compensation, for example, 74% came from the short-term and long-term incentive programs.

Base Salary

Base salaries for executive officers are determined in the same manner as that of all other salaried employees.
Salary guidelines are established by comparing the responsibilities of the individual's position in relation to similar positions in other comparable companies. Individual salaries are determined considering the person's performance against personal objectives for the year. For fiscal 1994, individual merit adjustments in base pay for executive officers (including the most highly compensated) ranged from 3% to 6%. The average 1994 pay increase of 4% for executive officers is the same as the average of the salary increases granted to all salaried employees.
Annual Incentive

The Company's executive officers are eligible to receive an annual cash incentive award under the MIB Plan. Including the executive officers, there are approximately 740 key managers who participate in the MIB Plan. Under the MIB Plan, individual target bonuses are established based on position level. Participants may receive more, or less, than the target bonus depending upon their performance against objectives established at the start of the year. For fiscal 1994, 30% of the total award is based on performance against personal objectives and 70% of the total award is based on how well the Company performs against financial objectives.

The Company's financial performance is measured primarily by progress made toward Controllable Earnings ("CE") targets. CE is calculated as operating income adjusted for certain financing costs, less a capital usage charge. Since CE incorporates a capital usage charge into the internal profit measure, its use holds all our key managers accountable for the cost of the Company's investment in their businesses. CE thus requires our managers to make an economic valuation of every business decision, helping us build long-term value for our shareholders. In addition to CE, the Committee also considers performance against other key financial measures such as earnings per share, return on assets, sales and operating income.

It is important to note that in order for the financial portion of the MIB to be paid at target levels, two criteria must be met.
The Company must meet its internal financial targets and that result must produce superior financial performance versus a comparison group of companies approved by the Committee. This dual internal/external performance criterion is unusual in competitive practice and provides shareholders with additional assurance that annual bonus payouts are directly linked to performance.

Long-Term Incentive

The Company has long believed in the importance of stock ownership by all of its employees including management.
Consequently, its long-term incentive plans are focused on stock-based vehicles.

The primary long-term incentive vehicle is a broad-based stock option program in which approximately 720 key managers participate, including the executive officers. Participants are considered for annual awards of stock options, based upon an assessment of each person's job level, performance, potential, past award history, and competitive practice. Stock options currently become exercisable over a three-year period (1/3 per year) and have a ten-year term. All stock options are priced at or above the fair market value of the stock on the date of the grant.

A second broad-based long-term incentive program is the Incentive Investment Program (the "IIP") introduced in 1992. Under the IIP, the same group of 720 key managers has the opportunity to invest up to 20% of their MIB awards in

Company stock. For each three shares purchased by the manager, the Company matches with two shares of restricted stock. The vesting of the restricted stock, which occurs 50% at the end of three years and 100% at the end of five years, is contingent both upon the manager's continued employment and upon retaining the purchased shares. The Committee believes the IIP provides an incentive for key managers to purchase and hold Company stock, thus further aligning their interests with those of shareholders.

The Company also makes periodic use of restricted stock to motivate and retain selected key employees. In determining the appropriate restricted stock award, the Committee considers the person's job level, their performance, potential for future contribution and competitive practice. The Committee also considers the timing and size of previous awards of options and restricted stock.
CEO Compensation


In determining Mr. Smithburg's compensation, the Committee considers the Company's financial and nonfinancial performance, as well as an analysis of Mr.
Smithburg's total compensation in relation to that of CEOs in a comparison group of companies approved by the Committee. The Committee retained and met privately with a leading compensation consultant for the purpose of reviewing Mr. Smithburg's compensation.

The Committee approved a merit increase of 4% for Mr.
Smithburg in September 1993 for fiscal 1994. This increase was consistent with the 4% average merit increases granted to salaried employees as a whole.

The Company's key internal financial objective is to enhance economic value as measured by CE growth. For fiscal 1994, the Company's CE increased 11% versus the previous year's result. Strong increases in CE resulting from excellent domestic performance, were to some extent offset by disappointing international results. Earnings per share, excluding one-time items, of $4.32 represented a 4.6% increase versus fiscal 1993, which was in line with the average increase in earnings among the comparison group, but below the Company's objective of 7% (after considering inflation) earnings growth over time. The Company's operating return on assets of 23.9%, excluding one-time items, continues its strong record of year-to-year improvement.

The Committee notes the significant progress the Company has made in other key areas such as: the establishment of a "Senior Leadership Team," comprised of the Company's
16 top officers, to drive value-enhancing change throughout the organization; the Company's commitment to reengi-neering and redesign of key processes to drive sustainable competitive advantage; the establishment of an international food strategy focusing on the opportunities for nutritionally-fulfilling foods outside the United States; and, several acquisitions and divestitures which continue to strengthen the Company's portfolio of businesses.

Considering the Company's overall performance in fiscal
1994, the Committee approved an MIB award of $570,000 to Mr. Smithburg for fiscal 1994. This represents a 9% decrease compared to his 1993 MIB award of $625,000.

The Committee also approved two awards of stock options under the Long Term Incentive Plan, or "LTIP", totaling
170,000 options for fiscal 1994, compared to 100,000 options awarded in fiscal 1993. The 1994 stock options awards vest one-third per year for three years.

In determining the size of an award under the LTIP the Committee considers the value of all types of long-term incentive awards outstanding. The Committee relies upon a widely-used valuation model supplied by a leading compensation consulting firm to make such comparisons. In
1993, for example, the Committee considered the value of both the annualized portion of Mr. Smithburg's 1991 award of Restricted Stock and the 1993 award of 100,000 stock options, and compared that combined award value to comparable long-term incentive award values made to chief executive officers in the comparison group of companies.
The last installment of Mr. Smithburg's 1991 award of Restricted Stock was to vest in 1994 and no additional award of Restricted Stock was made. Thus, in 1994, the Committee considered the value of the 170,000 options awarded in 1994 in comparing Mr. Smithburg's value to the LTIP award values of CEOs in the comparison group.

The Committee considers Mr. Smithburg's total compensation to be appropriate in light of the Company's
1994 performance and Mr. Smithburg's record of shareholder value creation during his 13-year tenure as Chief Executive Officer.
Other Matters

In December 1993, the vesting for portions of the restricted stock awards granted in January 1991 to Messrs. Smithburg and Marineau were accelerated one month by the Committee into 1993 which were to otherwise vest in January 1994. (See Summary Compensation Table,
Column entitled "Restricted Stock Awards" including the footnotes thereto for further details.) The primary purpose for this acceleration was for the Company to save approximately $60,000 in taxes. Effective January 1994, the Omnibus Budget Reconciliation Act of 1993 repealed the $135,000 limit on compensation subject to the Medicare tax. By accelerating the Restricted Stock award vesting into 1993, the Company did not have to pay the tax on that portion of Messrs. Smithburg and Marineau' s compensation which exceeded $135,000.

Subject to shareholder approval in November 1994, (see
Directors' Proposal, "Amendment of 1990 Long Term
Incentive Plan-Stock Options"), the Committee made Mr.
Smithburg's 1994 stock option award exercisable for five years following his retirement or death as long as such exercise is within the option's original ten-year term. In the event the Directors' Proposal to amend the Long Term
Incentive Plan is not approved, Mr. Smithburg's 1994 stock options would continue to be exercisable for three years following retirement or death.

MEMBERS OF THE COMMITTEE

Silas S. Cathcart, Chairman

Vernon R. Loucks, Jr.

Gertrude G. Michelson

William L. Weiss


PERFORMANCE GRAPH


Set forth below is a line graph comparing the cumulative total shareholder return on the Company's common stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Food Index for the period of five years commencing June 30, 1989 and ending June 30, 1994.




               Comparison of Cumulative Five - Year Total Return*
                       Quaker Oats, S&P 500 and S&P Foods


                               Fiscal Year Ending

          6/89   6/90      6/91     6/92    6/93     6/94
Quaker    100    79        105      106     146      139
Oats
S&P 500   100    116       125      142     161      163
S&P       100    112       137      154     153      154
Foods

*Assumes $100 invested on June 30, 1989 with reinvestment of dividends.


DIRECTOR'S PROPOSALS

RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as independent public accountants for the fiscal year ending June 30, 1995, and is requesting ratification by the shareholders. Arthur Andersen LLP (formerly known as Arthur Andersen & Co.)
has examined the financial statements of the Company each fiscal year since 1970.
In the event the resolution is defeated, the adverse vote will be considered as a direction to the Board to select other independent public accountants for the next fiscal year. However, because of the difficulty and expense of making any substitution of independent public accountants after the beginning of a fiscal year, it is contemplated that the appointment for fiscal 1995 will be permitted to stand unless the Board finds other reasons for making a change.
During fiscal 1994, Arthur Andersen LLP performed recurring audit services including the examination of annual financial statements, pension plans and limited reviews of quarterly financial information. Fees for these services aggregated approximately $1.6 million.

Arthur Andersen LLP also performed services for the Company in other business areas, including tax and accounting related services, for which fiscal 1994 fees aggregated approximately $1.1 million. Andersen
Consulting LLP, the consulting arm of Arthur Andersen &
Co., S.C., also performed various consulting services for the Company during fiscal 1994. Fees for these services aggregated approximately $0.1 million.

Representatives of Arthur Andersen LLP will attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
Ratification of the appointment of Arthur Andersen LLP as independent public accountants requires the affirmative vote of a majority of votes cast thereon.

The Board unanimously recommends a vote FOR the proposal.


AMENDMENT OF 1990 LONG TERM
INCENTIVE PLAN - SHARES

The Quaker Long Term Incentive Plan of 1990 (the "Plan") was approved by shareholders at the 1989 Annual Meeting, and has been subsequently amended. The Board has amended the Plan to increase by 4.0 million the number of shares of the Company's common stock which may be issued or sold, or for which options, stock appreciation rights or performance shares may be granted under the Plan. The amendment will become effective if a majority of the votes cast are in favor of it.

The number of shares of the Company's common stock available under the Plan when it was adopted was 6.0 million and was increased by 3.0 million to 9.0 million when amended in 1992. As of September 21, 1994 there were approximately 1.3 million shares available for further use, an amount insufficient to make expected awards in 1995.

Since 1989 when the Plan was adopted, the Company's stock-based compensation programs under the Plan have changed materially with the objective of increasing value for all shareholders.

Most shares have been used under the Plan to issue stock options to members of key management. Traditionally the exercise price of options has been the market price of the Company's common stock on the date of grant. For fiscal years 1992 and 1993, 50% of the options granted to employees are at an exercise price 25% higher than market price on the date of grant. All granted options are intended to provide a strong incentive to employees to manage the Company for maximum shareholder value.

In fiscal year 1992, the Company began another Program, under the Plan, known as the Incentive Investment Program
(the "IIP"), which was aimed at further aligning the interests of shareholders and employees. Under the IIP, employees who participate in the MIB were offered the opportunity to direct up to 20% of their MIB awards to purchase the Company's common stock at full market value. For every three shares purchased by the employee and issued under the Plan at full market value, and held in the Company's custody, the Company will issue two shares of restricted stock in the employee's name. Restrictions on one of those shares of restricted stock will expire three years after issuance and on the other share five years after issuance, if at that date (i) the employee is still employed by the Company or one of its affiliates and (ii) the employee has not sold any of the shares purchased at full market value.



The IIP should continue to encourage a broad base of management and professional employees to invest a meaningful amount of their own funds in the Company's common stock and to hold that stock for a substantial period during which they will have an increased community of interest with other shareholders.

It should be noted that the shares available for future use under the Plan are not only reduced by the number of restricted shares issued under the IIP, but also by the number of shares purchased by employees at full market value under the IIP, thus mitigating some of the apparent dilution resulting from the issuance of additional shares.

Under the Plan, shares have been used to date as follows:

Approximately 5.9 million options at fair market value on date of issuance;

Approximately 1.4 million options at a 25% premium to market value on date of issuance;

75,000 IIP shares purchased by employees at full market value on date of issuance; 50,000 shares of restricted stock issued under the IIP and contingent on continued employment and holding of purchased shares; and

240,000 shares of other restricted stock.


The Company believes that the Plan as it has been implemented has been of material benefit to the Company and its shareholders, and that by increasing key employees' proprietary interest in the Company it has also increased their personal interest in the Company's success. The best interests of the Company and its shareholders will be served if the Company is in a position to continue to offer stock-based incentives to its officers and managerial and professional employees.

Accordingly, the Board unanimously recommends that the Plan be amended to increase the number of shares available under the Plan by 4.0 million to 13.0 million.

Approval of the foregoing proposal requires the affirmative vote of a majority of the votes cast thereon.

The Board unanimously recommends a vote FOR the proposal.

AMENDMENT OF 1990 LONG TERM
INCENTIVE PLAN - STOCK OPTIONS

The Plan as approved by shareholders at the 1989 Annual Meeting provided that a stock option would terminate one year after the employee's retirement or death, but not later than the date the stock option expired pursuant to its terms. The Plan was amended by the Board in 1990 pursuant to its delegated authority to change this period to three years.

The Plan was subsequently amended by the Board pursuant to its authority to change this period to five years. This amendment is subject to shareholder approval, and the amendment will become effective if a majority of the votes cast are in favor of it.

The Plan is intended to align the interests of key employees with shareholders by providing key employees with a financial incentive to make decisions which drive share price and therefore shareholder value over the longer term. (The term of options granted under the Plan runs for ten years.) The Company believes that shareholder value would be enhanced by providing those key employees nearing retirement with the opportunity to share in the potential gain resulting from their decisions during an extended period following their retirement (but not later than the option expires pursuant to its terms).

Accordingly, the Board unanimously recommends that the Plan be amended to provide that stock options granted in 1994 or later may be permitted to be exercised for up to five years following retirement or death.

Approval of the foregoing proposal requires the affirmative vote of a majority of the votes cast thereon.

The Board unanimously recommends a vote FOR the proposal.

AMENDMENT OF CERTIFICATE OF INCORPORATION - AUTHORIZED SHARES

The Board unanimously recommends that the shareholders approve the adoption of an amended Article Fourth of the Company's Restated Certificate of Incorporation which would increase the authorized number of shares of common stock to 400,000,000. The Company presently has authorized 200,000,000 shares of common stock. As of August 31, 1994, 83,989,396 shares are issued, including 17,328,720 shares held in the Treasury, and 116,010,604 shares are unissued. The Company also has authorized 1,000,000 shares of preference stock, which are unissued and not reserved for issuance, and 10,000,000 shares of preferred stock, of which 1,000,000 shares are reserved for issuance upon exercise of the Rights distributed by dividend on July 30, 1986 pursuant to the Company's Shareholder Rights Plan, and 1,750,000 shares are reserved for issuance to The 1989 Quaker Employee Stock Ownership
Trust.

Proposed Article Fourth would not change the provisions of the present Article Fourth in any manner other than to increase the number of authorized shares of common stock.

The complete text of the proposed first sentence of Article Fourth is set forth as follows:

     Fourth. - The aggregate number of shares which the Corporation shall have authority to issue is 411,000,000 shares divided into 400,000,000 shares of common stock of the par value of $5.00 per share, 1,000,000 shares of preference stock without par value and 10,000,000 shares of preferred stock without par value.

The Board believes that the adoption of this proposal is advantageous to the Company and its shareholders because it would provide authorized capital stock which could be used for corporate purposes which the Board deems desirable including, without limitation, financings, acquisitions, stock splits, stock dividends, employee benefit plans, dividend reinvestment plans and other distributions.

On September 14, 1994, the Board approved a two-for-one split-up of the common stock (by way of a stock distribution) conditional on approval by the shareholders of this amendment. If this amendment is approved by the shareholders, each shareholder of record of common stock as of the close of business on November 9, 1994, shall be deemed the holder of one additional share for each share held at that time. On December 5, 1994, the Company will distribute to each such shareholder a certificate or certificates representing the additional shares to which the shareholder is entitled. If a shareholder is a participant in the Company's Dividend Reinvestment and Stock Purchase
Plan, the additional shares will be credited to the Participant's account and reflected on the next reinvestment statement.

If adopted, the Board believes that the increase in the number of outstanding shares of common stock will be beneficial.
Although the effect on the market price of the shares of common stock cannot be predicted with certainty, it is likely that the split-up would initially result in a reduction by one-half of the market price of each share. The market value of all shares held by a particular shareholder should remain approximately the same. The lower price per share resulting from the split-up is beneficial in that, among other things, it may cause a broader market for, increased liquidity of and greater investor interest in the shares of common stock.

The two-for-one split-up will result in corresponding adjustments in outstanding stock options and in authorized limits for future awards of stock under The Quaker Long
Term Incentive Plan of 1990, and any other plans providing for compensation of employees or directors of the Company in shares of common stock or in units denominated in shares of common stock. Passage of this proposal and the other directors' proposal to increase the number of shares of the Company's common stock which may be issued or granted under The Quaker Long Term Incentive Plan of
1990 will result in each of those shares to be subject to the split-up.

Except for the split-up, the Company presently has no plans to issue any additional stock other than the issuance of shares of common stock pursuant to the Dividend
Reinvestment and Stock Purchase Plan and existing employee benefit plans.

The Company will apply for the listing on the NYSE of the shares of common stock which will be issued if this amendment is adopted and the stock split-up is effected.

Authorization of the additional shares of common stock will allow the Company to maintain the current ratio of authorized to issued shares after the proposed two-for-one split-up. In addition, authorization of the additional shares will enable the Company to continue to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of its shareholders, unless required by law or stock exchange regulations.

Holders of the common stock do not have any preemptive rights to purchase new shares issued by the Company. Therefore, issuance of additional common stock other than pro rata, as in the case of the stock split-up, would have a dilutive effect on the present voting power of the current holders of the common stock.

Approval of proposed amended Article Fourth requires the affirmative vote of two-thirds of the votes cast thereon.

The Board unanimously recommends a vote FOR the proposal.

SHAREHOLDER PROPOSAL


ANNUAL ELECTION OF DIRECTORS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600
Virginia Avenue, N.W. Suite 215, Washington, D.C. 20037, record holder of 100 shares of common stock of the Company, has given notice that she will introduce the following resolution and supporting statement at the meeting:

RESOLVED:  "That the shareholders of Quaker Oats Co.
recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

REASONS: "Until recently, directors of Quaker Oats were elected annually by all shareholders."

"The great majority of New York Stock Exchange listed corporations elect all their directors each year."

"This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

"Last year the owners of 17,592,340 shares, representing approximately 30.4% of shares voting, voted FOR this resolution."

"If you AGREE, please mark your proxy FOR this resolution."

Approval of the foregoing shareholder proposal requires the affirmative vote of a majority of the votes cast thereon.


The Board unanimously recommends a vote
AGAINST the proposal for the following reasons:

The same shareholder proposal was presented at the past several Annual Meetings and has been consistently opposed by an overwhelming majority of shares voted. At the 1993 meeting, the proposal was opposed by 40,259,080 votes, or 69.6% of the total number of shares voted.


At the 1983 Annual Meeting, shareholders voted decisively to amend the Certificate of Incorporation to provide in Article
Sixth for a classified Board of Directors with staggered three-year terms. The proxy statement for that meeting contained a detailed discussion with respect to reasons for recommending the classified Board. A portion of that discussion follows:

     "The Board of Directors believes that the adoption of this proposal is advantageous to the Company and its shareholders because, by providing that directors will serve three-year terms rather than one-year terms, it will enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board. The Board believes that this, in turn, will permit it more effectively to represent the interests of all shareholders, including responding to circumstances created by demands or actions by a minority shareholder or group."


     "In recent years, there has been an increasing number of attempts by various individuals and entities to acquire significant minority positions in certain companies with the intent of obtaining actual control of the companies by electing their own slate of directors, or by achieving some other goal, such as the repurchase of their shares at a premium, by threatening to obtain such control."

In the opinion of the Board, the reasons set forth above are still valid and the election of directors by classes should be continued. A staggered, classified Board makes it more likely that at any given time at least two-thirds of the directors will be familiar with the principal businesses and the key issues of current interest to the Company, thus providing a valuable measure of continuity in managing the affairs of the Company.

Under New Jersey corporation law, the amendment to Article Sixth of the Certificate of Incorporation contemplated by the shareholder proposal must first be approved by the Board of Directors and then submitted to the shareholders for a vote. The Board has not approved the shareholder proposal. Thus, a vote in favor of the shareholder proposal is only an advisory recommendation to the Board of Directors that it take the steps to amend Article Sixth consistent with such shareholder proposal.

SHAREHOLDER PROPOSALS FOR 1995
ANNUAL MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the Company's Proxy Statement and proxy for the 1995


Annual Meeting a proposal must be received by the
 Company no later than June 5, 1995. Proposals should be directed to Luther C. McKinney, Corporate Secretary, The
Quaker Oats Company, P.O. Box 049001, Chicago, Illinois
60604-9001.


OTHER BUSINESS

The Board is not aware of any matters requiring shareholder action to be presented at the meeting other than those stated in the Notice of Annual Meeting. Should other proper matters be introduced at the meeting, those persons named in the enclosed proxy have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.



By order of the Board of Directors,




Luther C. McKinney
Corporate Secretary
October 3, 1994
LOCATION OF ANNUAL MEETING







(Map to the Bob Car Performing Arts Centre goes here)






Bob Carr Performing Arts
Centre
                                 Directions from Orlando
Directions for Westbound I-4:    International Airport:
1)Take exit #42, Colonial        1)Take 436 North to East-West
  Drive/Highway 50.                Expressway
2)Proceed straight through         (approx. 3 miles).
  the traffic light at the       2)Go West on East-West to I-4
  bottom of the off-ramp to        Expressway.
  the next traffic light,        3)Go East on I-4 to Exit #40,
  Amelia Street.                   Robinson Street.
3)Turn right on Amelia           4)Proceed straight through
  Street to Revere Street.         the traffic light at the
4)Turn left on Revere Street       bottom of the off-ramp to
  to Alexander Place.              the next light,
5)Parking personnel will be        Livingston Street.
  available to direct you        5)Turn left on Livingston
  into a parking lot.              Street and proceed two
                                   blocks to the main
Directions for Eastbound I-4:      centroplex parking area.
1)Take exit #40, Robinson
  Street.
2)Proceed straight through
  the traffic light at the       See next page for Parking
  bottom of the off-ramp to        Information.
  the next light,
  Livingston Street.
3)Turn left on Livingston
  Street and proceed two
  blocks to the main
  centroplex parking area.

ADDITIONAL INFORMATION



Parking Information

To receive complimentary parking at any of the lots indicated on this map, please identify yourself as a Quaker Shareholder to the parking attendant.

Passengers may be dropped off in front of the Bob Carr Centre at the half circle drive located adjacent to the outdoor plaza area on Livingston Street.

Disabled parking is available in all parking areas. Please ask parking attendant for the location.


Hotel Information

The Orlando Marriott Downtown hotel (formerly the Omni Orlando Hotel) is located across the street from the Bob Carr Centre (see map).

If you would like to stay at this hotel the evening of November 8, please call their reservations office at 1-800-574-3160 by October 25. Identify yourself as a Quaker Shareholder to receive a special rate of $85 plus tax for a single or double room. Availability is limited.


Miscellaneous

If you think you may need more time getting into the auditorium, the doors to the Bob Carr Centre will open at 8:15 a.m.

Complimentary hearing assisted head-sets will be available in limited quantities at the Guest Relations desk in the lobby of the Bob Carr Centre.












This Notice of Annual Meeting

and Proxy Statement is

printed on recycled paper.


                             THE QUAKER OATS COMPANY
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY



(Quaker logo and "1994 Proxy" appears down the left margin)

A vote FOR items 1,2,3,4 and 5 is recommended by the Board of Directors.


                         For all
1.   Election of Directors--       For Withheld Except
  Nominees:  J.C. Lewent,               (Oval appears here)
  P.A. Marineau, L.C. McKinney
  and G.G. Michelson

2.   Ratification of Appointment of Independent   For Against Abstain
  Public Accountants
                              (Ovals appear here)

3.   Amendment of 1990 Long Term        For Against Abstain
  Incentive Plan - Shares               (Ovals appear here)

4.   Amendment of 1990 Long Term        For Against Abstain
  Incentive Plan - Stock Options             (Ovals appear here)

5.   Amendment of Certificate of
  Incorporation      -                  For Against Abstain
  Authorized Shares                (Ovals appear here)

6.   Shareholder Proposal--             For Against Abstain
  Annual Election of Directors               (Ovals appear here)



Dated                                      , 1994



Signature



Signature



THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE.
IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1,2, 3,4 AND 5 AND AGAINST ITEM 6.


NOTE: Please sign exactly as name appears hereon. For joint account, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please sign your full title.





Proxy for Annual Meeting of November 9, 1994

This proxy is solicited on behalf of the Board of Directors


The undersigned hereby appoints William D. Smithburg, Silas S. Cathcart, Thomas C. MacAvoy and Walter J. Salmon proxies each with power to appoint his or her substitute to represent and to vote all shares of stock of The Quaker Oats Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Bob Carr Performing Arts Centre, Orlando Centroplex, 401 west Livingston Street, Orlando, Florida on Wednesday, November 9, 1994 at
9:30 a.m. (EST), and any adjournment thereof, as indicated on the proposals described in the proxy statement and all other matters properly coming before the meeting.



Total Shares


IMPORTANT -- This proxy must be signed and dated on the reverse side.